                                   EXHIBIT 11

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                                YEARS ENDED DECEMBER 31,
                                                                                ------------------------
                                                                          1998            1997          1996
                                                                          ----            ----          ----
Shares of common stock outstanding at beginning of year(1)               6,920,140      6,828,129     6,697,062
Weighted-average shares issued during the year                              15,426         40,354        77,912
                                                                      ------------   ------------   -----------

Average common and common equivalent shares outstanding - primary        6,935,566      6,868,483     6,774,974
                                                                      ------------   ------------   -----------

Weighted-average shares assumed issued under stock option plans and exercise of warrants (using treasury stock method) during the year
 under diluted                                                                  --             --            --
                                                                      ------------   ------------   -----------

Average common and common equivalent shares outstanding -
 fully dilutive                                                          6,935,566      6,868,483     6,774,974
                                                                      ============   ============   ===========

Net loss:
 Loss before extraordinary item                                       $(19,221,000)  $(13,145,000)  $(1,298,000)
 Extraordinary item - Loss on extinguishment of debt, net of taxes              --       (208,000)     (933,000)
                                                                      ------------   ------------   -----------

Net loss                                                              $(19,221,000)  $(13,353,000)  $(2,231,000)
                                                                      ============   ============   ===========

Loss per share - primary:
 Loss before extraordinary item                                       $      (2.77)  $      (1.91)  $     (0.19)
 Extraordinary item                                                             --          (0.03)        (0.14)
                                                                      ------------   ------------   -----------

Loss per share - basic and diluted                                    $      (2.77)  $      (1.94)  $     (0.33)
                                                                      ============   ============   ===========

(1) This represents total outstanding shares of common stock less treasury shares. See Note 1 to the Consolidated Financial Statements and the Consolidated Statement of Stockholders' Equity (Deficit) in Item 14 for additional information.